UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 18, 2009 (December 14, 2009)

China Yongxin Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26293 (Commission File Number)	20-1661391 (I.R.S. Employer Identification No.)

927 Canada Court City of Industry, CA 91748 (Address of principal executive offices) (zip code)

(626) 581-9098 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 2, 2009, we entered into a Corporate Communications Consulting Agreement (the “Consulting Agreement”) with Michael Southworth (the “Consultant”).  Under the Consulting Agreement, the Consultant agreed to provide consulting services for the company related to communicating with our shareholders and potential investors.  Under the terms of the Consulting Agreement we agreed to pay Consultant $35,000 and issue One Million (1,000,000) shares of our common stock to compensate him for his services upon certain thresholds being met.  The thresholds were met on September 25, 2009, and as a result we paid Consultant $35,000 on or about September 28, 2009, and we issued the shares on December 14, 2009.

Item 3.02    Unregistered Sales of Equity Securities.

As noted above, under the Consulting Agreement, we agreed to issue the Consultant 1,000,000 shares of our common stock, restricted in accordance with Rule 144, in exchange for consulting services.  We issued those shares on December 14, 2009.  This issuance is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, since Consultant is a sophisticated investor, has access to the type of information normally provided in a prospectus and does not currently intend to resell or distribute the securities to the public.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Corporate Communications Consulting Agreement with Michael Southworth dated July 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2009	China Yongxin Pharmaceuticals Inc., a Delaware corporation

	By:	/s/ Samuel Liu
By: Samuel Liu
Its: President